UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2015

Southcross Energy Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35719	45-5045230
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1717 Main Street

Suite 5200

Dallas, Texas 75201

(Address of principal executive office) (Zip Code)

(214) 979-3720

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 17, 2015, the Board of Directors (the “Board”) of Southcross Energy Partners GP, LLC (the “General Partner”), the general partner of Southcross Energy Partners, L.P. (the “Partnership”), elected G. Tracy Owens as its Vice President and Chief Accounting Officer.

Before joining the General Partner, Mr. Owens, 52, has served as Controller for Alon USA Energy, Inc. (“Alon”), a company specializing in the refining and marketing of petroleum products, since 2006. In his role at Alon, Mr. Owens oversaw the accounting department consisting of approximately 40 personnel, the filing of quarterly and yearly financial reports, internal controls over financial reporting, and coordinating with external and internal auditors. Prior to joining Alon, Mr. Owens served as Controller for Hunt Refining Company from 1996 to 2006 and as Senior Manager at KPMG LLP from 1986 to 1996.

Mr. Owens received a BBA in Accounting from Baylor University in 1986. He is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

Under Mr. Owens’ employment offer letter, Mr. Owens will (a) receive an annualized base salary of $265,000, (b) be eligible for an initial reporting bonus of $20,000, less applicable withholding taxes, and (c) be eligible for a bonus at a target award level of 50% of base salary, with a minimum payment guarantee of $60,000, subject to continued employment and less applicable withholdings. In addition, under the offer letter, Mr. Owens will be eligible to participate in the Partnership’s Long-Term Incentive Plan (the “LTIP”) with an initial award of 15,000 LTIP units. Subject to approval by the compensation committee of the Board, such award will be granted at the next authorized grant date pursuant to the LTIP and will vest proportionally over three years from the date of grant, contingent on continued employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southcross Energy Partners, L.P.

	By:	Southcross Energy Partners GP, LLC,
its general partner

Dated: August 17, 2015	By:	/s/ Bret M. Allan
		Name:	Bret M. Allan
		Title:	Senior Vice President and Chief Financial Officer